Exhibit 99.2

REDWIRE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that Redwire’s management believes is relevant to an assessment and understanding of Redwire’s consolidated results of operations and financial condition. The following discussion and analysis should be read in conjunction with Redwire’s consolidated financial statements and notes to those statements included elsewhere in this current report on Form 8-K. This discussion and analysis should also be read together with the section of the proxy statement /prospectus entitled “Information About Redwire.” Certain information contained in this discussion and analysis includes forward- looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Unaudited Pro Forma Condensed Combined Financial Information” in the proxy statement/prospectus. Unless the context otherwise requires, all references in this section to the “Company,” “Redwire,” “we,” “us” or “our” refer to Redwire prior to the consummation of the Business Combination.

The following discussion and analysis of financial condition and results of operations of Redwire is provided to supplement the consolidated financial statements and the accompanying notes of Redwire included elsewhere in this current report on Form 8-K. We intend for this discussion to provide you with information that will assist you in understanding Redwire’s financial statements and the accompanying notes, the changes in those financial statements and the accompanying notes from period to period, and the primary factors that accounted for those changes. The discussion and analysis of financial condition and results of operations of Redwire is organized as follows:

•	Business Overview: This section provides a general description of Redwire’s business, our priorities and the trends affecting our industry in order to provide context for management’s discussion and analysis of our financial condition and results of operations.

•	Recent Developments: This section provides recent developments that we believe are necessary to understand our financial condition and results of operations.

•	Results of Operations: This section provides a discussion of the results of operations on a historical basis for the following periods: the six month period ended June 30, 2021 (the “Successor 2021 Period”), the period from February 10, 2020 (inception) to June 30, 2020 (the “Successor Q2 2020 Period”), and the year to date period ended June 21, 2020 for the Predecessor (the “Predecessor 2020 Period”). Our historical results of operations for the Successor 2021 Period and Successor 2020 Period only include results of operations of our acquired entities from the respective effective dates. This section also provides a discussion of the results of operations on a historical basis for the periods from February 10, 2020 (inception) to December 31, 2020 (the “Successor 2020 Period”), January 1, 2020 to June 21, 2020 (the “Predecessor 2020 Period”), and the year ended December 31, 2019 (the “Predecessor 2019 Period”). Our historical results of operations for the Successor 2020 Period only include results of operations of our acquired entities from the respective effective dates in the Successor 2020 Period.

•	Liquidity and Capital Resources: This section provides an analysis of our ability to generate cash and to meet existing or reasonably likely future cash requirements.

•	Critical Accounting Policies and Estimates: This section discusses the accounting policies and estimates that we consider important to our financial condition and results of operations and that require significant judgment and estimates on the part of management in their application. In addition, our significant accounting policies, including critical accounting policies, are summarized in Note B to the accompanying Redwire interim condensed consolidated financial statements.

Information for each of the Successor 2021 Period, the Successor Q2 2020 Period, and the Predecessor 2020 Period has been derived from our interim condensed consolidated financial statements. Information for each of the Successor 2020 Period, the Predecessor 2020 Period, and the Predecessor 2019 Period has been derived from our audited consolidated financial statements.

Business Overview

We manufacture and deliver space infrastructure to our customers. We offer a broad array of products and services, many of which have been enabling space missions since the 1960s and have been flight-proven on over 150 satellite missions, including missions such as the GPS constellation, New Horizons and Perseverance. We are also a provider of innovative technologies with the potential to help transform the economics of space and create new markets for its exploration and commercialization. One example of this is our patented suite of in-space manufacturing and robotic assembly technologies (referred to herein as on-orbit servicing, assembly, and manufacturing, or “OSAM”). Other examples of our proprietary technologies include deployable structures, human-rated camera systems and advanced payload adapters.

We are a space infrastructure company that has grown organically while also continuing to integrate several acquisitions from a fragmented landscape of space-focused technology companies with innovative capabilities and deep flight heritage. Many of our technologies are flight-proven and have been adopted by a broad range of customers across national security, civil and commercial space. Combining heritage and innovation in this way has enabled us to accelerate the delivery of disruptive technologies.

We believe the space economy is at an inflection point. The reduction of launch costs over the last decade has eliminated the single largest economic barrier to entry for the expanded utilization of space, and the increasing cadence of launches provides more flexible, reliable access. This lower cost access has resulted in both the expansion and modernization of traditional national security and civil uses of space and has enticed new commercial entrants to invest substantial capital to develop new space-based business models. Our goal is to provide a full suite of infrastructure solutions, including mission-critical components, services and systems that will contribute to a dramatic expansion of the space-based economy. We believe that our products and services are essential to the growth of space as a strategic military and commercial domain, as well as a frontier for science and exploration.

Recent Developments

Acquisition Activity

On March 2, 2020, the Company acquired the business unit of Adcole Corporation, Adcole Maryland Aerospace, LLC, which was subsequently renamed Adcole Space, LLC (“Adcole”). Adcole Maryland Aerospace, LLC was established in 2017 after a merger between a division of Adcole Corporation (founded in 1957) and Maryland Aerospace Incorporated and has been at the forefront of space exploration since its early history, providing satellite components that are integral to the mission success of hundreds of low-Earth orbit (“LEO”), geosynchronous (“GEO”) and interplanetary spacecraft. The Company’s core capabilities include the design and manufacture of mission-critical, high reliability optical sensors for satellites providing guidance, navigation, situational awareness and control capabilities. Key products include sun sensors, star trackers and star cameras.

On June 1, 2020, the Company acquired Deep Space Systems, Inc. (“DSS”), which was established in 2001. DSS provides systems engineering that supports the design, development, integration, testing and operations of science and exploration spacecraft. DSS provides critical systems engineering support to next generation space exploration programs such as Dream Chaser and Orion. The Company is a prime contractor on NASA’s Commercial Lunar Payload Services (CLPS) contract.

On June 22, 2020, the Company acquired In Space Group, Inc. and its subsidiaries (collectively, “MIS” or “Predecessor”). MIS was established in 2010 and is the industry leader for space manufacturing technologies, delivering next-generation capabilities in orbit to support exploration objectives and national security priorities. As the first commercial company to additively manufacture in space, MIS’s vision is to sustainably develop off-Earth manufacturing capabilities to enable the future of space exploration. With a focus on industrializing the space environment, MIS specializes in on-orbit manufacturing, space-enabled materials development, and exploration manufacturing technology. On August 31, 2020, the Company entered into the Original SVB Loan Agreement for $45.35 million, proceeds of which were primarily used to repay AE for financing the MIS acquisition.

On October 28, 2020, the Company acquired Roccor, LLC (“Roccor”), which was established in 2012. Roccor specializes in deployable structure systems, thermal management systems, and advanced manufacturing in the aerospace industry. Roccor develops a variety of products including solar arrays, antennas and thermal management solutions. Roccor was selected by NASA to develop a first of its kind deployable structure for a nearly 18,000 square foot solar sail that will allow solar scientists to view the sun from different perspectives—and stay in orbit longer—than before. On October 28, 2020, the Company entered into the Adams Street Credit Agreement for a $31.0 million term loan to finance the Roccor acquisition.

On December 11, 2020, the Company acquired LoadPath, LLC (“LoadPath”), which was established in 2009. LoadPath specializes in the development and delivery of aerospace structures, mechanisms, and thermal control solutions, and performs design, analysis, testing and fabrication to advanced technologies through the complete concept-to-flight development cycle. Specific products and services include multiple payload adapters, deployable structures and booms, thermal management technology, spacecraft mechanisms, CubeSat components and launch accommodations, Veritrek, ground support equipment and testing services.

On January 15, 2021, the Company acquired Oakman Aerospace, Inc. (“Oakman”), which was established in 2012. Oakman specializes in the development of MOSA, rapid spacecraft design and development, and custom missions, payloads and applications. Oakman’s proprietary digital engineering modular, open systems software environment, ACORN, enables the next generation of digitally engineered spacecraft that helps to optimize the balance between cost and tailor ability in spacecraft design and development. On January 15, 2021, the Company drew $15.0 million on its Adams Street Delayed Draw Term Loan (as defined below) under the Adams Street Credit Agreement to finance the Oakman acquisition.

On February 17, 2021, the Company acquired Deployable Space Systems, Inc. (“DPSS”), which was established in 2008. DPSS’s mission is to develop new and enabling deployable technologies for space applications, transition emerging technologies to industry for infusion into future Department of Defense (“DoD”), NASA and/or commercial programs and design, analyze, build, test and deliver on-time among the deployable solar arrays, deployable structures and space system products. DPSS has developed a one-of-a-kind, patented roll out solar array (“ROSA”) technology which is a new and innovative mission-enabling rolled flexible blanket solar array system that offers greatly improved performance over state-of-the-art rigid panel solar arrays. On February 17, 2021, the Company amended the Adams Street Credit Agreement to increase the principal amount of the Adams Street Term Loan by an additional $32.0 million to finance the DPSS acquisition.

Merger Agreement

On March 25, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among GPAC, Shepard Merger Sub Corporation, a Delaware corporation and direct, wholly owned subsidiary of GPAC (“Merger Sub”), Cosmos and Holdings.

Pursuant to the Merger Agreement, the parties thereto entered into a business combination transaction by which, (i) GPAC domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and the Companies Act of the Cayman Islands (the “Domestication”), (ii) Merger Sub merged with and into Cosmos, with Cosmos being the surviving entity in the merger (the “First Merger”), and (iii) immediately following the First Merger, Cosmos merged with and into GPAC, with GPAC being the surviving entity in the merger (the “Second Merger” and, together with the First Merger, the “Mergers” or the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”). In this current report on Form 8-K, we refer to the Domestication and the Transactions, collectively, as the “Business Combination” and “New Redwire” refers to GPAC after giving effect to the Business Combination.

The aggregate consideration paid to Holdings (the “Closing Merger Consideration”) was paid in a combination of cash and stock consideration. The cash consideration was comprised of $75.0 million (such amount, the “Closing Cash Consideration”). The remainder of the Closing Merger Consideration was comprised of (i) 37,200,000 shares of common stock, par value $0.0001 per share, of GPAC (the “New Redwire Common Stock,” and such shares, the “Closing Share Consideration”) and (ii) 2,000,000 warrants to purchase one share of New Redwire Common Stock per warrant (the “Closing Warrant Consideration”), with such amount of warrants corresponding to the forfeiture of certain warrants acquired by GPAC’s Sponsor, Genesis Park Holdings, a Cayman Islands limited liability company (the “Sponsor”) and Jefferies LLC (“Jefferies”) in connection with GPAC’s initial public offering. At the effective time of the First Merger, the units of Cosmos were cancelled and automatically deemed for all purposes to represent the right to receive, in the aggregate, the Closing Cash Consideration, the Closing Share Consideration and the Closing Warrant Consideration.

On September 2, 2021, the Company consummated the previously announced Merger pursuant to the business combination agreement dated March 25, 2021 by and among Genesis Park Acquisition Corp, Shepard Merger Sub Corporation, a Delaware corporation and direct, wholly owned subsidiary of Genesis Park Acquisition Corp, Cosmos and Holdings. Upon the closing of the Merger, Genesis Park Acquisition Corp was renamed to Redwire Corporation (“New Redwire”). The Merger is accounted for as a reverse recapitalization in which Genesis Park Acquisition Corp is treated as the acquired company. A reverse recapitalization does not result in a new basis of accounting, and the consolidated financial statements of the combined entity represent the continuation of the consolidated financial statements of the Company in many respects. The Company was deemed the accounting predecessor and the combined entity will be the successor SEC registrant, New Redwire.

Refer to Note T – Subsequent Events of the notes to the interim condensed consolidated financial statements for further discussion.

COVID-19 Operational Posture and Current Impact

As aerospace manufacturing, communications and defense are federal critical infrastructure sectors, we have kept some of our workforce onsite to maintain critical operations. As such, our operations continue to expose us to risks associated with the COVID-19 pandemic. Authorities around the world have implemented numerous measures to try to reduce the spread of the virus and such measures have impacted and continue to impact us, our suppliers, and consumers. While some of these measures have been lifted or eased in certain jurisdictions, we continue to evaluate the ongoing impact of the pandemic.

In response to this exposure, our pandemic crisis response plan remains activated to protect the health and safety of our team members, families, customers, and communities, while continuing to meet our commitments to customers. Our mitigation strategies cover employee preparation, travel, security, supply chain, the ability to work virtually offsite, facility preparation and communications. In doing so, we continue to diligently follow safety protocols, including social distancing, alternating shifts, temperature checks, deep cleaning facilities and employee isolation strategies for essential personnel working at our sites. Additionally, we are encouraging employees to receive COVID-19 vaccinations.

Accordingly, given the ongoing nature of the outbreak, at this time we cannot reasonably estimate the magnitude of the ultimate impact that COVID-19 will have on our business, financial performance, and operating results. The near and long-term impacts of the current pandemic on the cost and schedule of the numerous programs in our existing backlog and the timing of new awards remains uncertain. We are observing stress in our supplier base inside and outside the U.S. We will continue to monitor and assess the actual and potential COVID-19 impacts on employees, customers, suppliers and the productivity of the work being done, all of which, to some extent, will impact revenues, estimated costs to complete projects, earnings and cash flow.

Results of Operations

Successor 2021 Period, Successor Q2 2020 Period, and Predecessor 2020 Period

Results of operations for the Successor 2021 Period include the results of Oakman and DPSS from the effective dates of the acquisitions as both entities were acquired during the period, and the results for Adcole, DSS, MIS, Roccor, and LoadPath from the beginning of the period. Results of operations for the Successor Q2 2020 Period include the results of Adcole, DSS and MIS from the effective date of the acquisition as the entities were acquired during the period. Results of operations for the Predecessor 2020 Period only include the results of MIS. Accordingly, the periods presented below are not directly comparable.

The following table sets forth results of our operations expressed in U.S. thousands of dollars and as a percentage of net revenues for the periods presented.

	Successor				Predecessor
	Six month period ended June 30, 2021		Period from February 10, 2020 to June 30, 2020		Period from January 1, 2020 to June 21, 2020
Net revenues	$63,846%	100	$5,171%	100	$16,651%	100
Cost of sales	47,755	75	3,481	67	12,623	76
Gross margin	16,091	25	1,690	33	4,028	24
Operating expenses:
Selling, general and administrative	23,399	37	1,941	38	5,260	32
Contingent earnout expense	11,114	17	-	-	-	-
Transaction expense	2,419	4	5,459	106	-	-
Research and development	1,954	3	528	10	387	2
Operating loss	(22,795)	(36)	(6,238)	(121)	(1,619)	(10)
Interest income	(1)	-	-	-	(7)	-
Interest expense	3,192	5	-	-	83	-
Other (income) expense, net	(23)	-	12	-	23	-
Loss before taxes	(25,963)	(41)	(6,250)	(121)	(1,718)	(10)
Income tax benefit	(2,388)	(4)	(1,278)	(25)	(384)	(2)
Net loss	$(23,575)%	(37)	$(4,972)%	(96)	$(1,334)%	(8)

Net Revenues

Net revenues were $63.85 million for the Successor 2021 Period, as compared to $5.17 million for the Successor Q2 2020 Period and $16.65 million for the Predecessor 2020 Period. The increase in net revenues for the Successor 2021 Period is primarily driven by inclusion of net revenues from Adcole, DSS, MIS, Roccor, LoadPath, Oakman, and DPSS compared to the Successor Q2 2020 Period which only included net revenues of Adcole, DSS and MIS after their respective acquisition dates, and compared to the Predecessor 2020 Period which only included net revenues of MIS. Net revenue in the Successor 2021 Period includes $50.27 million from Adcole, DSS, MIS, Roccor, and LoadPath and $13.58 million from Oakman and DPSS which were acquired in January 2021 and February 2021, respectively.

Cost of Sales

Cost of sales as a percentage of net revenues for the Successor 2021 Period was 75%, as compared to 67% for the Successor Q2 2020 Period and 76% for the Predecessor 2020 Period. We expect cost of sales as a percentage of net revenues to decline the remainder of 2021 due to a product mix that is expected to generate a higher gross profit margin. In the Predecessor 2020 Period, the high costs incurred for the Company’s largest contract during the period, the Archinaut One contract, contributed to a higher cost of sales margin than usual, compared to historical margins for the product mix at this business unit. In the Successor Q2 2020 Period, the product mix in the period is a comparably higher revenue margin than in some of the business units later acquired which are included in the Successor 2021 Period, contributing to a lower cost of sales margin for the Successor Q2 2020 Period when compared to the Successor 2021 Period.

Selling, General and Administrative

Selling, general and administrative expenses as a percentage of net revenues for the Successor 2021 Period were 37%, as compared to 38% for the Successor Q2 2020 Period and 32% for the Predecessor 2020 Period. In the Successor 2021 Period, the increased expenses relate to higher spending for human capital and systems as we invested in our business development and centralized corporate functions at the beginning of the year to support near and long-term growth. As a result, we do not expect material incremental investment for the remainder of 2021, helping drive operating leverage as the business grows. In addition, higher expenses related to the capital market and advisory fees incurred for SPAC readiness of $6 million, compared to the lower selling, general and administrative expenses in the Successor Q2 2020 Period and Predecessor 2020 Period.

Research and Development

Research and development expenses as a percentage of net revenues for the Successor 2021 Period were 3%, as compared to 10% for the Successor Q2 2020 Period and 2% for the Predecessor 2020 Period. The Company’s primary research and development projects relate to the next generation star tracker, camera systems, and software applications.

Contingent Earnout Expense

Earnout expenses as a percentage of net revenues for the Successor 2021 Period were 17%, as compared to 0% for the Successor Q2 2020 Period and Predecessor 2020 Period. Earnout expense in the Successor 2021 Period relates to a settlement agreement the Company executed with the sellers of MIS regarding the contingent earnout payment set forth in the purchase agreement and the Roccor contingent earnout payment.

Transaction Expense

Transaction expenses as a percentage of net revenues for the Successor 2021 Period were 4%, as compared to 106% for the Successor Q2 2020 Period and 0% for the Predecessor 2020 Period. The transaction expense incurred in the Successor 2021 Period were related to the acquisition of Oakman and DPSS. The transaction expense incurred in the Successor Q2 2020 Period were related to the acquisitions of Adcole, DSS and MIS, as well as costs associated with our evaluation of other acquisition opportunities. We expect to incur acquisition costs and other related expenses periodically in the future as we continue to seek acquisition opportunities to expand our technological capabilities. Transaction costs incurred by the acquired entities prior to the consummation of an acquisition are not reflected in our historical results of operations.

Interest Expense

Interest expense as a percentage of net revenues for the Successor 2021 Period was 5%, as compared to 0% for the Successor Q2 2020 Period and 0% for the Predecessor 2020 Period. The interest expense incurred for the Successor 2021 Period was primarily related to the Company entering into the amendment to the Adams Street Credit Agreement to increase the principal amount of the Adams Street Term Loan, as further discussed in our description of our liquidity and capital resources. The interest expense incurred for the Predecessor 2020 Period related to credit agreements with outstanding balances repaid prior to Redwire’s acquisition of MIS.

Other (Income) Expense, net

Other (income) expense, net as a percentage of net revenues was less than 1% for each of the Successor 2021 Period, Successor Q2 2020 Period and Predecessor 2020 Period. Other income for the Successor 2021 Period is primarily composed of LoadPath earnings from providing training programs.

Income Tax Benefit

Income tax benefit as a percentage of net revenues for the Successor 2021 Period was (4)%, as compared to (25)% for the Successor Q2 2020 Period and (2)% for the Predecessor 2020 Period.

The following table provides information regarding our income tax benefit during the periods indicated:

	Successor		Predecessor
	Six month period ended June 30, 2021	Period from February 10, 2020 to June 30, 2020	Period from January 1, 2020 to June 21, 2020
Income tax benefit	$(2,388)	$(1,278)	$(384)
Effective tax rate	9.2%	20.5%	22.4%

The decrease in our effective tax rate for the Successor 2021 Period compared to the Successor Q2 2020 and the Predecessor 2020 Period is primarily due to the impact of nondeductible transaction costs and earnout expense.

Refer to Note L – Income Taxes of the notes to the interim condensed consolidated financial statements for further discussion.

Successor 2020 Period, Predecessor 2020 Period, and Predecessor 2019 Period

Results of operations for the Successor 2020 Period include the results for Adcole, DSS, MIS, Roccor and LoadPath, from the effective acquisition date as all entities were acquired during the Successor 2020 Period. Results of operations for the Predecessor 2020 Period and the Predecessor 2019 Period include only the results of MIS prior to its effective acquisition date. Accordingly, the periods presented below are not directly comparable.

The following table sets forth results of our operations expressed in U.S. thousands of dollars and as a percentage of net revenues for the periods presented.

	Successor		Predecessor
	Period from February 10, 2020 to December 31, 2020		Period from January 1, 2020 to June 21, 2020		Year ended December 31, 2019
Net revenues	$40,785%	100	$16,651%	100	$19,013%	100
Cost of sales	32,676	80	12,623	76	15,019	79
Gross margin	8,109	20	4,028	24	3,994	21
Operating expenses:
Selling, general and administrative	13,103	32	5,260	32	6,320	33
Research and development	2,008	5	387	2	890	5
Acquisition costs and other related expenses	9,944	24	-	-	-	-
Operating loss	(16,946)	(42)	(1,619)	(10)	(3,216)	(17)
Interest income	(2)	-	(7)	-	(27)	-
Interest expense	1,074	3	83	-	134	1
Other expense, net	15	-	23	-	24	-
Loss before taxes	(18,033)	(44)	(1,718)	(10)	(3,347)	(18)
Income tax (benefit) expense	(3,659)	(9)	(384)	(2)	10	-
Net (loss) income	$(14,374)%	(35)	$(1,334)%	(8)	$(3,357)%	(18)

Net Revenues

Net revenues were $40.79 million for the Successor 2020 Period, as compared to $16.66 million for the Predecessor 2020 Period and $19.01 million for the Predecessor 2019 Period. The change was primarily driven by net revenues for the Successor 2020 Period, including net revenues related to Adcole, DSS, MIS, Roccor and LoadPath, which were acquired during the period, as compared to the Predecessor 2020 Period and Predecessor 2019 Period, which only included net revenues related to MIS. Net revenue in the Predecessor 2019 and Predecessor 2020 Periods is composed of acquired revenue related to MIS. Net revenue in the Successor 2020 Period includes $18.72 million of acquired revenue related to Adcole, DSS, Roccor and LoadPath and $22.06 million of organic revenue related to MIS.

There were two significant contracts that MIS entered into in the Predecessor 2019 period, which include the Archinaut One contract awarded by NASA with a total contract value of $73.83 million and a contract awarded by the European Space Agency with a total contract value of €10 million. The total value of all other contracts awarded in the Predecessor 2019 Period was $2.79 million. In the Predecessor 2020 Period and the Successor 2020 Period, the total contract values awarded were $8.21 million and $22.67 million, respectively.

Cost of Sales

Cost of sales as a percentage of net revenues for the Successor 2020 Period was 80%, as compared to 76% for the Predecessor 2020 Period and 79% for the Predecessor 2019 Period. The change was primarily driven by the costs for the Archinaut One contract awarded in the Predecessor 2019 period decreasing in the Successor 2020 Period as the contract period progresses. Apart from the Archinaut One impact, overall contract cost margins have improved in the Successor 2020 Period.

Selling, General and Administrative

Selling, general and administrative expenses as a percentage of net revenues for the Successor 2020 Period were 32%, as compared to 32% for the Predecessor 2020 Period and 33% for the Predecessor 2019 Period. Significant additional expenses were incurred in the Successor 2020 Period to establish the Cosmos corporate office and senior management team, integrate new acquisitions and engage consultants and auditors in advance of the Business Combination.

Research and Development

Research and development expenses as a percentage of net revenues for the Successor 2020 Period were 5%, as compared to 2% for the Predecessor 2020 Period and 5% for the Predecessor 2019 Period. The Company’s primary research and development projects relate to the Star Tracker development and the advanced electronics, optical and software system development.

As of December 31, 2020 (Successor), the Company has incurred $1.24 million to date in research and development expense related to the in-flight attitude determination for CubeSats and small satellite missions Star Tracker development project, for which sustaining engineering tasks and new product development is ongoing. The project is expected to be completed in December 2021, and remaining costs to complete the project are expected to be $260,000. The remaining costs to complete the project are primarily related to approved monthly research and development costs. The risks and uncertainties associated with completing this project are related to cost reduction as contracts are awarded for the new Star Tracker product. We began to receive cash inflows from this project starting in April 2021.

As of December 31, 2020 (Successor), the Company has incurred $107,000 to date in research and development expense related to advanced electronics, optical and software system development. The project is expected to be completed in Winter 2021, and remaining costs to complete the project are expected to be $542,000. The remaining costs to complete the project are primarily associated with labor to complete prototype development and testing. The risks and uncertainties associated with completing this project are primarily in thermal vacuum qualification with expected input voltage range performance at hot and cold. We expect cash inflows from this project beginning in Q4 2021.

Acquisition Costs and Other Related Expenses

Acquisition costs and other related expenses as a percentage of net revenues for the Successor 2020 Period were 24%, as compared to 0% for the Predecessor 2020 Period and 0% for the Predecessor 2019 Period. The acquisition costs and other related expenses incurred for the Successor 2020 Period were related to the Adcole Acquisition, the DSS Acquisition, the MIS Acquisition, the Roccor Acquisition and the LoadPath Acquisition, as well as costs associated with our evaluation of other acquisition opportunities. We expect to incur acquisition costs and other related expenses periodically in the future as we continue to seek acquisition opportunities to expand our technological capabilities. Transaction costs incurred by the acquiree prior to the consummation of an acquisition are not reflected in our historical results of operations.

Interest Income

Interest income as a percentage of net revenues was 0% for the Successor 2020 Period, Predecessor 2020 Period and Predecessor 2019 Period. Interest income primarily relates to interest earned on the certificate of deposit, bank accounts, and promissory notes. The changes in interest income from the Predecessor 2019 Period primarily relate to options settled/cancelled for promissory notes.

Interest Expense

Interest expense as a percentage of net revenues for the Successor 2020 Period was 3%, as compared to 0% for the Predecessor 2020 Period and 1% for the Predecessor 2019 Period. The interest expense incurred for the Successor 2020 Period was primarily related to the Company entering into the Adams Street Credit Agreement, as further discussed in the description of our liquidity and capital resources. The interest expense incurred for the Predecessor 2020 Period and the Predecessor 2019 Period related to credit agreements with outstanding balances repaid prior to the Company’s acquisition of MIS.

Other Expense, net

Other expense, net as a percentage of net revenues was 0% for the Successor 2020, the Predecessor 2020 Period and the Predecessor 2019 Period. Other expense, net is primarily composed of expense for taxes other than income tax.

Income Tax (Benefit) Expense

Income tax (benefit) expense as a percentage of net revenues for the Successor 2020 Period were (9%), as compared to (2%) for the Predecessor 2020 Period and (0%) for the Predecessor 2019 Period.

The following table provides information regarding our income tax (benefit) expense during the periods indicated:

	Successor	Predecessor
	Period from February 10, 2020 to December 31, 2020	Period from January 1, 2020 to June 21, 2020	Year ended December 31, 2019
Income tax (benefit) expense	(3,659)	(384)	10
Effective tax rate	20.3%	22.4%	(0.3)%

The decrease in our effective tax rate for the Successor Period from February 10, 2020 to December 31, 2020 compared to the Predecessor Period from January 1, 2020 to June 21, 2020 was primarily due to the 5-year net operating loss carryback rule enacted by CARES Act in the Predecessor Period from January 1, 2020 to June 21, 2020, and a full valuation allowance against the net deferred tax assets in the Predecessor Period.

The increase in our effective tax rate for the Predecessor Period from January 1, 2020 to June 21, 2020 compared to the Predecessor Year ended December 31, 2019 was primarily due to the favorable impact of 5-year net operating loss carryback rule enacted by the Cares Act, and favorable impact of change of control compensation and excess tax benefit related to stock compensation in the Predecessor Period from January 1, 2020 to June 21, 2020.

In assessing the realizability of deferred income tax assets, the Company considers whether it is more-likely- than-not that some or all of the deferred income tax assets will not be realized. The ultimate realization of the deferred income tax assets is dependent upon the generation of future taxable income during the periods in which the net operating loss (NOL) and tax credit carryforwards are available. As of December 31, 2020 (Successor), and 2019 (Predecessor) the Company’s valuation allowance was $57,000 and $1.51 million, respectively. The change in the valuation allowance is primarily as a result of the recording of deferred tax liabilities for fixed and intangible assets in connection with the 2020 acquisitions of Adcole, DSS, MIS, Roccor, and LoadPath. As of December 31, 2020 (Successor), the Company has determined that it is more-likely-than-not that the deferred tax assets will be utilized.

Refer to Note L – Income Taxes of the Notes to Financial Statements for further discussion.

Supplemental Non-GAAP Information

The Company uses Adjusted EBITDA and Pro Forma Adjusted EBITDA to evaluate its operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Adjusted EBITDA and Pro Forma Adjusted EBITDA are financial measures not calculated in accordance with GAAP. Adjusted EBITDA is defined as net (loss) income adjusted for interest expense (income), net, income tax (benefit) expense, depreciation and amortization, acquisition costs, acquisition integration costs, purchase accounting fair value adjustment related to deferred revenue, capital market and advisory fees, write-off of long-lived assets, and equity-based compensation. Pro Forma Adjusted EBITDA is computed in accordance with Article 8 of Regulation S-X and is computed to give effect to the business combinations as if they occurred on January 1 of the year prior to the year in which they occurred. Non-GAAP financial performance measures are used to supplement the financial information presented on a GAAP basis. This non-GAAP financial measure should not be considered in isolation or as a substitute for the relevant GAAP measures and should be read in conjunction with information presented on a GAAP basis. Because not all companies use identical calculations, our presentation of non-GAAP measures may not be comparable to other similarly titled measures of other companies.

Successor 2021 Period, Successor Q2 2020 Period, and Predecessor 2020 Period

The following table presents a reconciliation of Adjusted EBITDA and Pro Forma Adjusted EBITDA to net income (loss), computed in accordance with GAAP (in thousands):

	Successor		Predecessor
	Six month period ended June 30, 2021	Period from February 10, 2020 to June 30, 2020	Period from January 1, 2020 to June 21, 2020
Net (loss) income	$(23,575)	$(4,972)	$(1,334)
Interest expense	3,192	-	83
Income tax benefit	(2,388)	(1,278)	(384)
Depreciation and amortization	4,889	420	59
Acquisition deal cost (i)	2,419	5,459	-
Acquisition integration cost (i)	805	124	-
Acquisition earnout cost (ii)	11,114	-	-
Purchase accounting fair value adjustment related to deferred revenue (iii)	167	20	-
Capital market and advisory fees (iv)	6,004	200	-
Write-off of long-lived assets	-	227	-
Equity-based compensation	-	-	997
Adjusted EBITDA	2,627	$200	$(579)
Pro forma impact on EBITDA	299	(941)	-
Pro forma adjusted EBITDA	$2,926	$(741)	$(579)

(i)	Cosmos incurred acquisition costs related to the purchase of two companies in 2021 (Oakman and DPSS). Costs include both diligence costs and integration costs after the companies are acquired.

(ii)	Cosmos incurred acquisition costs related to the Roccor and MIS contingent earnout payments.

(iii)	Cosmos incurred purchase accounting fair value adjustments to unwind deferred revenue for Adcole, MIS, Roccor, and DPSS.

(iv)	Cosmos incurred capital market and advisory fees related to advisors assisting with preparation for the Business Combination.

Successor 2020 Period, Predecessor 2020 Period, and Predecessor 2019 Period

The following table presents a reconciliation of Adjusted EBITDA and Pro Forma Adjusted EBITDA to net income (loss), computed in accordance with GAAP (in thousands):

	Successor	Predecessor
	Period from February 10, 2020 to December 31, 2020	Period from January 1, 2020 to June 21, 2020	Year ended December 31, 2019
Net loss	$(14,374)	$(1,334)	$(3,357)
Interest expense	1,074	83	134
Income tax (benefit) expense	(3,659)	(384)	10
Depreciation and amortization	3,107	59	66
Acquisition deal cost(i)	9,944	—	—
Acquisition integration cost(i)	937	—	—
Purchase accounting fair value adjustment related to deferred revenue(ii)	598	—	—
Capital market and advisory fees(iii)	2,598	—	—
Write-off of long-lived assets(iv)	227	—	—
Equity-based compensation	—	997	129
Adjusted EBITDA	451	$(579)	$(3,018)
Pro forma impact on EBITDA	7,361	—	—
Pro forma adjusted EBITDA	$7,812	$(579)	$(3,018)

(i)	Cosmos incurred acquisition costs related to the purchase of five companies in 2020 (Adcole, DSS, MIS, Roccor, and LoadPath). Costs include both diligence costs and integration costs after the companies are acquired.

(ii)	Cosmos incurred purchase accounting fair value adjustments to unwind deferred revenue for Adcole, MIS, and Roccor.

(iii)	Cosmos incurred capital market and advisory fees related to advisors assisting with preparation for the Business Combination.

(iv)	Cosmos incurred write-off costs for long-lived assets at Adcole related to the write-off of leasehold improvements when Adcole moved office locations.

Key Performance Indicators

Book-to-bill Ratio

We view book-to-bill as an indicator of future revenue growth potential. To drive future revenue growth, our goal is for the level of contract awarded in a given period to exceed the net revenue recorded, thus yielding a book-to-bill ratio greater than 1.0.

Book-to-bill is the ratio of total contract awarded to net revenues recorded in the same period. The contracts awarded balance includes firm contract orders including time and material contracts which were awarded during the period and does not include unexercised contract options or potential orders under indefinite delivery/indefinite quantity contracts. Although the contracts awarded balance reflects firm contract orders, terminations, amendments, or contract cancellations may occur which could result in a reduction to the contracts awarded balance.

Successor 2021 Period, Successor Q2 2020 Period, and Predecessor 2020 Period

Our book-to-bill ratio is as follows (in thousands):

	Successor		Predecessor
	Six month period ended June 30, 2021	Period from February 10, 2020 to June 30, 2020	Period from January 1, 2020 to June 21, 2020
Contracts awarded	$81,718	$18,677	$8,209
Net revenues	63,846	5,171	16,651
Book-to-bill ratio	1.28	3.61	0.49

Our book-to-bill ratio was 1.28 for the Successor 2021 Period, as compared to 3.61 for the Successor Q2 2020 Period and 0.49 for the Predecessor 2020 Period.

In the Successor 2021 Period, $37.73 million of the contracts awarded balance relates to acquired contract value from the Oakman and DPSS acquisitions. In the Successor Q2 2020 Period, $14.37 million of the contracts awarded balance relates to acquired contract value from the Adcole, DSS and MIS acquisitions.

The increase in contract awarded value in the Successor 2021 Period, compared to the Successor Q2 2020 Period (which includes only Adcole, DSS and MIS), and the Predecessor 2020 Period, is due to inclusion of contracts awarded to Adcole, DSS, MIS, Roccor, LoadPath, Oakman and DPSS.

Successor 2020 Period, Predecessor 2020 Period, and Predecessor 2019 Period

	Successor	Predecessor
	Period from February 10, 2020 to December 31, 2020	Period from January 1, 2020 to June 21, 2020	Year ended December 31, 2019
Contracts awarded	$22,668	$8,209	$87,790
Net revenues	40,785	16,651	19,013
Book-to-bill ratio	0.56	0.49	4.62

Our book-to-bill ratio was 0.56 for the Successor 2020 Period, as compared to 0.49 for the Predecessor 2020 Period and 4.62 for the Predecessor 2019 Period.

The Archinaut One contract awarded in 2019 for $73.83 million is the primary driver of the decrease in contract value in turn decreasing the book-to-bill ratio from December 31, 2019 (Predecessor) compared to the subsequent period.

Backlog

We view growth in backlog as a key measure of our business growth. Contracted backlog represents the estimated dollar value of firm funded executed contracts for which work has not been performed (also known as the remaining performance obligations on a contract). Our contracted backlog includes $20.46 million and $4.31 million in remaining contract value from time and materials contracts as of June 30, 2021 and as of December 31, 2020, respectively.

Organic contracted backlog change excludes backlog activity from acquisitions for the first four full quarters since the entities’ acquisition date. Contracted backlog activity for the first four full quarters since the entities’ acquisition date is included in acquisition-related contracted backlog change. After the completion of four fiscal quarters, acquired entities are treated as organic for current and comparable historical periods.

Organic contract value includes the remaining contract value as of January 1 not yet recognized as revenue and additional orders awarded during the period for those entities treated as organic. Acquisition-related contract value includes remaining contract value as of the acquisition date not yet recognized as revenue and additional orders awarded during the period for entities not treated as organic. Similarly, organic revenue includes revenue earned during the period presented for those entities treated as organic, while acquisition-related revenue includes the same for all other entities, excluding any pre-acquisition revenue earned during the period. The Predecessor 2019 and Predecessor 2020 Periods are treated as organic below to ensure comparability of acquisition-related contracted backlog for future reporting periods.

	June 30, 2021	December 31, 2020	December 31, 2019
Organic backlog as of January 1	$52,599	$77,663	$12,929
Organic additions during the period	1,230	13,648	83,747
Organic revenue recognized during the period	(18,506)	(38,712)	(19,013)
Organic backlog at end of period	35,323	52,599	77,663
Acquisition-related contract value beginning of period	69,674	71,169	-
Acquisition-related additions during the period	80,488	17,229	-
Acquisition-related revenue recognized during the period	(45,340)	(18,724)	-
Acquisition-related backlog at end of period	104,822	69,674
Contracted backlog at end of period	$140,145	$122,273	$77,663

The acquisition-related contracted backlog activity in the Successor 2021 Period includes contracted backlog activity from Adcole, DSS, Roccor, LoadPath, Oakman, and DPSS. The organic contracted backlog activity in the Successor 2021 Period includes contracted backlog activity from MIS only. Contracted backlog increased during the Successor 2021 period primarily due to the acquisitions of Oakman and DPSS, offset by a decrease in organic contracted backlog related to higher organic revenue than organic additions during the period.

The organic contracted backlog activity for the year ended December 31, 2020 includes the contracted backlog activity of MIS during the Predecessor 2020 Period and the Successor Q2 2020 period. The acquisition-related contracted backlog activity for the year ended December 31, 2020 includes contracted backlog activity from Adcole, DSS, Roccor, and LoadPath. The 2019 contracted backlog activity includes only MIS activity during the Predecessor 2019 Period. The Company’s highest value contract, Archinaut One was executed in July 2019. The decrease in the December 31, 2020 organic contracted backlog compared to December 31, 2019 is primarily due to higher organic revenue from Archinaut One.

Although contracted backlog reflects business associated with contracts that are considered to be firm, terminations, amendments or contract cancellations may occur, which could result in a reduction in our total backlog. In addition, some of our multi-year contracts are subject to annual funding. Management fully expects all amounts reflected in contracted backlog to ultimately be fully funded. Contracted backlog related to contracts from MIS operations in Luxembourg of $7.24 million as of June 30, 2021 and $8.63 million as of December 31, 2020 is subject to foreign exchange rate conversions from euros to U.S. dollars that could cause the remaining backlog balance to fluctuate with the foreign exchange rate at the time of measurement.

Our total backlog as of June 30, 2021, which includes both contracted and uncontracted backlog, is $277.57 million. Uncontracted backlog represents the anticipated contract value, or portion thereof, of goods and services to be delivered under existing contracts which have not been appropriated or otherwise authorized. Our uncontracted backlog as of June 30, 2021 is $137.42 million. Uncontracted backlog includes $56.04 million of contract extensions under negotiation that are priced, fully scoped, verbally awarded, and expected to be executed shortly.

Liquidity and Capital Resources

Our primary sources of liquidity are cash flows provided by our operations and access to existing credit facilities, with AE funding to purchase Adcole, DSS, and MIS providing an additional source of liquidity in the Successor Q2 2020 Period. Our primary short-term cash requirements are to fund working capital, operating lease obligations, and short-term debt, including current maturities of long-term debt. Working capital requirements can vary significantly from period to period, particularly as a result of the timing of receipts and disbursements related to long-term contracts.

Our medium-term to long-term cash requirements are to service and repay debt, to expand through acquisitions, and to invest in facilities, equipment, technologies, and research and development for growth initiatives.

Our ability to fund our cash needs will depend, in part, on our ability to generate cash in the future, which depends on our future financial results. Our future results are subject to general economic, financial, competitive, legislative and regulatory factors that may be outside of our control. Our future access to, and the availability of credit on acceptable terms and conditions, is impacted by many factors, including capital market liquidity and overall economic conditions.

We believe that our cash from operating activities generated from continuing operations during the year, together with available borrowings under our existing credit facilities and cash received from the Merger, will be adequate for the next 12 months to meet our anticipated uses of cash flow, including working capital, operating lease obligations, capital expenditures and debt service costs. While we intend to reduce debt over time using cash provided by operations, we may also attempt to meet long-term debt obligations, if necessary, by obtaining capital from a variety of additional sources or by refinancing existing obligations. These sources include public or private capital markets, bank financings, proceeds from dispositions or other third-party sources.

As of June 30, 2021 (Successor), our available liquidity totaled $32.39 million, which was comprised of $7.39 million of available cash and cash equivalents, $5.0 million in available borrowings from our existing credit facilities, and $20.0 million from available parent support. As of December 31, 2020 (Successor), our available liquidity totaled $42.08 million, which was comprised of $22.08 million of available cash and cash equivalents and $20.0 million in available borrowings from our existing credit facilities. The following table summarizes our existing credit facilities (in thousands):

	Successor
	June 30, 2021	December 31, 2020
Adams Street Term Loan	$30,845	$31,000
Adams Street Revolving Credit Facility	-	-
Adams Street Delayed Draw Term Loan	14,925	-
Adams Street Incremental Term Loan	31,920	-
Silicon Valley Bank Loan Agreement	41,626	46,500
DSS PPP Loan	450	1,058
Total debt	$119,766	$78,558
Less: unamortized discounts and issuance costs	1,812	842
Total debt, net	$117,954	$77,716
Less: current portion	1,230	1,074
Long-term debt, net	$116,724	$76,642

Adams Street Credit Agreement

On October 28, 2020, the Company entered into the Adams Street Credit Agreement, which includes the following:

(i)	$31.0 million term loan (the “Adams Street Term Loan”). Proceeds from the Adams Street Term Loan were used to finance the acquisition of Roccor, pay acquisition-related costs, fund working capital needs (including the payment of any working capital adjustment pursuant to the Roccor acquisition agreement) and other general corporate purposes;

(ii)	$5.0 million revolving credit facility (the “Adams Street Revolving Credit Facility”); and

(iii)	$15.0 million delayed draw term loan (the “Adams Street Delayed Draw Term Loan”).

As of December 31, 2020 (Successor), the balances of the Adams Street Revolving Credit Facility and the Adams Street Delayed Draw Term Loan of $5.0 million and $15.0 million, respectively, were undrawn and available to the Company. The Company intends to use the proceeds of the Adams Street Revolving Credit Facility and the Adams Street Delayed Draw Term Loan to fund working capital needs, to fund acquisitions and for general corporate purposes. The Adams Street Credit Agreement has a maturity date of October 28, 2026. The Adams Street Credit Agreement is secured by a security interest in all right, title or interest in or to certain assets and properties owned by the Company and the guarantors included in the Adams Street Credit Agreement. The Adams Street Credit Agreement requires the Company to meet customary affirmative and negative covenants, default provisions, representations and warranties and other terms and conditions. The Company is required to make mandatory prepayments of the outstanding principal and accrued interest under the Adams Street Credit Agreement (i) upon the occurrence of certain events and (ii) to the extent a specified net leverage ratio is exceeded as evaluated on any test period ending date. The test period ending dates are March 30, June 30, September 30 and December 31 each year, starting on March 31, 2021, through the maturity of the agreement. As of June 30, 2021 (Successor) and December 31, 2020 (Successor), the Company was in compliance with its debt covenants under the Adams Street Credit Agreement.

Test Periods	Consolidated Total Net Leverage Ratio
June 30, 2021
September 30, 2021	6.00
December 31, 2021
March 31, 2022	5.50
June 30, 2022
September 30, 2022	5.00
December 31, 2022
March 31, 2023	4.50
June 30, 2023
September 30, 2023	4.00
December 31, 2023
March 31, 2024 and testing periods thereafter	3.50

On January 15, 2021, the Company drew $15.0 million on the delayed draw term loan to finance the Oakman acquisition. On February 17, 2021, the Company amended the Adams Street Credit Agreement to increase the principal amount of the Adams Street Term Loan by an additional $32.0 million to finance the DPSS acquisition.

On September 2, 2021, the Adams Street Credit Agreement was amended to provide that the consolidated total net leverage ratio not exceed 6.50:1.00 on the last day of any quarter (“the Financial Covenant”), to remove the cap on the amount of unrestricted cash which may be netted for purposes of the Financial Covenant, to redefine “Consolidated EBITDA”, and to reset the call protection terms.

SVB Loan Agreement

On August 31, 2020, the Company entered into a $45.35 million loan agreement with Silicon Valley Bank (the “Original SVB Loan Agreement”) maturing on August 31, 2021, which was subsequently modified on October 28, 2020 to (i) increase the available commitment by $5.72 million and (ii) pay $.57 million toward the outstanding principal under the Original SVB Loan Agreement. This resulted in a modified loan (the “SVB Loan Agreement”) for $50.50 million. On October 30, 2020, the Company made a $4.0 million principal payment. The balance as of December 31, 2020 (Successor) was $46.50 million. As of December 31, 2020 (Successor), the Company recorded a related party receivable for a $4.87 million payment to AE to be applied to the principal on this loan which AE applied to another portfolio company’s debt balance instead. Consequently, the SVB Loan Agreement lender did not receive the payment and the balance of $46.50 million was not reduced by the $4.87 million. On April 2, 2021, the Company extended the maturity date to September 30, 2022. As a result, the SVB Loan Agreement is included in long-term debt on the Company’s consolidated balance sheet as of December 31, 2020. The SVB Loan Agreement requires the Company to meet customary affirmative and negative covenants, default provisions, representations and warranties and other terms and conditions and is guaranteed by AE. As of June 30, 2021 (Successor) and December 31, 2020 (Successor), the Company was in compliance with its debt covenants under the SVB Loan Agreement.

On April 2, 2021, the Company subsequently amended the SVB Loan Agreement to extend the term from August 2021 to September 30, 2022.

Pursuant to the Merger Agreement, GPAC required that all amounts outstanding under the SVB Loan Agreement as of the closing of the Business Combination (the “Closing”), be repaid at the Closing. The Company delivered a customary payoff letter to GPAC setting forth the payoff amount for all outstanding indebtedness under the SVB Loan Agreement as of two days prior to the Closing. Subsequent to the Successor 2021 Period, the remaining outstanding principal and interest balances of $41.63 million and $.10 million, respectively, under the SVB Loan Agreement were repaid using a portion of the proceeds from the Merger.

DSS Paycheck Protection Program Loan

On May 1, 2020, prior to the DSS Acquisition, DSS received a Paycheck Protection Program (“PPP”) loan for $1.06 million (the “DSS PPP Loan”), which has a maturity date of May 1, 2022. Under the terms of the DSS PPP Loan, DSS could apply for forgiveness under the PPP regulations if DSS used the proceeds of the loan for its payroll costs and other expenses in accordance with the requirements of the PPP. As the funds were disbursed to DSS prior to the acquisition, the Company intends on repaying any unforgiven balance with funds held in a DSS savings account as of the date of the DSS acquisition. On June 18, 2021, $.61 million was forgiven and as a result reclassified to note payable to the seller of DSS.

The maturities of the Company’s existing credit facilities are as follows (in thousands):

	2021	2022	2023	2024	2025	Thereafter	Total
Adams Street Term Loan	$155	$310	$310	$310	$310	$29,450	$30,845
Adams Street Incremental Term Loan	160	320	320	320	320	30,480	31,920
Adams Street Delayed Draw Term Loan	75	150	150	150	150	14,250	14,925
SVB Loan Agreement	—	41,626	—	—	—	—	41,626
DSS PPP Loan	450	—	—	—	—	—	450
Total .	$840	$42,406	$780	$780	$780	$74,180	$119,766

Subsequent to the Successor 2021 Period, the remaining outstanding principal balance of $41.63 million under the Silicon Valley Bank Agreement was repaid. Refer to Note T – Subsequent Events of the notes to the interim condensed consolidated financial statements for further discussion.

We do not have any off-balance sheet financing arrangements or liabilities, guarantee contracts, retained or contingent interests in transferred assets, or any obligation arising out of a material variable interest in an unconsolidated entity. We do not have any majority-owned subsidiaries that are not consolidated in the financial statements. Additionally, we do not have an interest in, or relationships with, any special purpose entities.

Cash Flows

Successor 2021 Period, Successor Q2 2020 Period, and Predecessor 2020 Period

The following table summarizes certain information from our consolidated statements of cash flows (in thousands):

	Successor		Predecessor
	Six month period ended June 30, 2021	Period from February 10, 2020 to June 30, 2020	Period from January 1, 2020 to June 21 , 2020
Net cash (used in) provided by operating activities	$(20,083)	$(7,564)	$3,162
Net cash used in investing activities	(35,185)	(64,042)	(250)
Net cash provided by financing activities	40,714	86,504	1,361
Effect of foreign currency rate changes on cash and cash equivalents	(132)	2	(6)
Net (decrease) increase in cash and cash equivalents	(14,686)	14,900	4,267

Cash and cash equivalents at end of period	$7,390	$14,900	$13,559

Operating activities

For the Successor 2021 Period, net cash used in operating activities was $20.08 million. Net loss before deducting depreciation, amortization and other non-cash items generated a cash outflow of $9.85 million and was further impacted by an unfavorable change in net working capital of $10.23 million during this period. The unfavorable change in net working capital was largely driven by the decrease in accounts receivable of $3.36 million, contract assets of $3.54 million, prepaid expenses and other assets of $3.45 million, and deferred revenue of $4.29 million, offset by the increase in accounts payable and accrued expenses of $5.92 million.

For the Successor Q2 2020 Period, net cash used by operating activities was $7.56 million. Net loss before deducting depreciation, amortization and other non-cash items generated a cash outflow of $5.60 million while unfavorable changes in net working capital of $1.96 million during this period. The unfavorable change in net working capital was largely driven by the decrease in other liabilities of $3.29 million and deferred revenue of $.59 million, offset by increase in accounts receivable of $0.47 million, prepaid expenses and other assets of $0.33 million, and accounts payable and accrued expenses of $0.85 million.

For the Predecessor 2020 Period, net cash provided by operating activities was $3.16 million. Net loss before deducting depreciation, amortization and other non-cash items generated a cash outflow of $(0.14) million while favorable changes in net working capital of $3.31 million contributed to operating cash flows during this period. The favorable change in net working capital was largely driven by the increase in accounts payable and accrued expenses of $4.65 million.

Investing activities

For the Successor 2021 Period, net cash used in investing activities was $35.19 million, consisting of $38.74 million used for the acquisitions of Oakman and DPSS, as well as $1.32 million used for the purchase of property, plant and equipment.

For the Successor Q2 2020 Period, net cash used in investing activities was $64.04 million, consisting of $63.98 million used for the acquisition of Adcole, DSS and MIS as well as $0.06 million used for the purchase of property, plant and equipment.

For the Predecessor 2020 Period, net cash used in investing activities was $0.25 million, consisting of the purchase of property, plant and equipment.

Financing activities

For the Successor 2021 Period, net cash provided by financing activities was $40.71 million, consisting of proceeds from long term debt of $45.97 million offset by repayment of long-term debt of $5.19 million.

For the Successor Q2 2020 Period, net cash provided by financing activities was $86.50 million, consisting of proceeds from long term debt of $45.35 million and Parent’s contribution of $41.15 million.

For the Predecessor 2020 Period, net cash provided by financing activities was $1.36 million, consisting of proceeds from long-term debt of $1.46 million offset by repayment of long-term debt of $0.10 million.

Successor 2020 Period, Predecessor 2020 Period, and Predecessor 2019 Period

	Successor	Predecessor
	Period from February 10, 2020 to December 31, 2020	Period from January 1, 2020 to June 21, 2020	Year ended December 31, 2019
Net cash (used in) provided by operating activities	$(15,650)	$3,162	$5,665
Net cash used in investing activities	(85,322)	(250)	(191)
Net cash provided by financing activities	122,705	1,361	818
Effect of foreign currency rate changes on cash and cash equivalents	343	(6)	(13)
Net (decrease) increase in cash and cash equivalents	22,076	4,267	6,279

Cash and cash equivalents at end of year	$22,076	$13,559	$9,292

Operating activities

For the Successor 2020 Period, net cash used in operating activities was $15.65 million. Net income before deducting depreciation, amortization and other non-cash items generated a cash outflow of $13.96 million and was further impacted by an unfavorable change in net working capital of $1.69 million during this period. The unfavorable change in net working capital was largely driven by decrease in other liabilities $5.71 million, offset by the increase in deferred revenue of $3.62 million and accounts payable and accrued expenses of $2.65 million.

For the Predecessor 2020 Period, net cash provided by operating activities was $3.16 million. Net income before deducting depreciation, amortization and other non-cash items generated a cash outflow of $0.14 million while favorable changes in net working capital of $3.31 million contributed to operating cash flows during this period. The favorable change in net working capital was largely driven by the increase in accounts payable and accrued expenses of $4.65 million.

For the Predecessor 2019 Period, net cash provided by operating activities was $5.67 million. Net income before deducting depreciation, amortization and other non-cash items generated a cash outflow of $0.98 million. This cash outflow was offset by favorable changes in net working capital of $6.64 million during this period. The favorable change in net working capital was largely driven by the decrease in accounts receivable of $2.30 million, increase in deferred revenue of $3.61 million.

Investing activities

For the Successor 2020 Period, net cash used in investing activities was $85.32 million, consisting of $79.53 million used for the acquisitions of Adcole, DSS, MIS, Roccor and LoadPath, $0.92 million used for the purchase of property, plant and equipment, and an advance to related party of $4.87 million.

For the Predecessor 2020 Period, net cash used in investing activities was $0.25 million, consisting of the purchase of property, plant and equipment.

For the Predecessor 2019 Period, net cash used in investing activities was $0.19 million, consisting of the purchase of property, plant and equipment.

Financing activities

For the Successor 2020 Period, net cash provided by financing activities was $122.71 million, consisting of the payments received from Parent’s contribution of $46.08 million and proceeds from long term debt of $81.29 million offset by repayment of long-term debt of $4.66 million.

For the Predecessor 2020 Period, net cash provided by financing activities was $1.36 million, consisting of the proceeds from long term debt of $1.46 million offset by repayment of long-term debt of $0.10 million.

For the Predecessor 2019 Period, net cash provided by financing activities was $0.82 million, consisting of the proceeds from long term debt of $1.0 million offset by repayment of long-term debt of $0.18 million.

Foreign Currency Exposures

The Company is exposed to foreign currency exchange risk related to currency translation exposure because the operations of one of its subsidiaries are measured in their functional currency, which is the currency of the primary economic environment in which the subsidiary operates: Luxembourg. Any currency balances that are denominated in currencies other than the functional currency of the subsidiary are remeasured into the functional currency, with the resulting gain or loss recorded in the other income (expense) in the Company’s consolidated statements of operations and comprehensive income. In consolidation, the Company’s subsidiary activity denominated in currencies other than the U.S. dollar is translated into U.S. dollars, the Company’s reporting currency, using the average exchange rate in effect during each fiscal month during the period, with any related gain or loss recorded as a foreign currency translation adjustment in other comprehensive income (loss). The assets and liabilities of subsidiaries that use functional currencies other than the U.S. dollar are translated into U.S. dollars in consolidation using period end exchange rates, with the effects of foreign currency translation adjustments included in accumulated other comprehensive income (loss) in the Company’s consolidated statements of operations and comprehensive income.

The Company’s operations in Luxembourg execute contracts and incur the majority of expenses in euros. We seek to naturally hedge the Company’s foreign exchange transaction exposure by matching the transaction currencies for its cash inflows and outflows and maintaining access to credit in the principal currency in which we conduct business, the U.S. dollar. We do not currently hedge our foreign exchange transactions or translation exposure but may consider doing so in the future.

Critical Accounting Policies and Estimates

For the critical accounting estimates used in preparing our consolidated financial statements, we make assumptions and judgments that can have a significant impact on net revenues, cost and expenses, and other expense (income), net, in our consolidated statements of operations and comprehensive income, as well as, on the value of certain assets and liabilities on our consolidated balance sheets. We base our assumptions, judgments and estimates on historical experience and various other factors that we believe are reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions.

In accordance with the Company’s policies, we regularly evaluate estimates, assumptions, and judgments; our estimates, assumptions, and judgments are based on historical experience and on factors we believe are reasonable under the circumstances. The results involve judgments about the carrying values of assets and liabilities not readily apparent from other sources. If our assumptions or conditions change, the actual results the Company reports may differ from these estimates. We believe the following critical accounting policies affect the more significant estimates, assumptions, and judgments the Company uses to prepare our consolidated financial statements.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Business Combinations

Under the acquisition method of accounting, the Company recognizes tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values at acquisition date. The accounting for business combinations requires us to make significant estimates and assumptions, especially with respect to goodwill, intangible assets, and contingent consideration.

Goodwill

The Company recognizes the goodwill for business combinations in which the acquisition method of accounting is applied, whereby the excess of the purchase consideration over the fair value of identifiable net assets acquired and liabilities assumed is allocated to goodwill. The goodwill reflects the potential synergies and expansion of the Company’s offerings across product lines and markets complementary to its existing products and markets.

The Company assesses goodwill for impairment at the reporting unit level, which is defined as an operating segment or one level below an operating segment. Goodwill is tested annually for impairment as of October 1, or more frequently if events or circumstances indicate the carrying value may be impaired. In circumstances where a qualitative analysis indicates that the fair value of a reporting unit does not exceed its carrying value, a quantitative analysis is performed using an income approach. The Company performed the qualitative assessment for each of the three reporting units on December 31, 2020 and did not find any indicators that the fair value is more likely than not below the carrying value. As such, the quantitative assessment was not required, and no goodwill impairment was recognized for the year-ended December 31, 2020. Going forward, the Company will test goodwill for impairment annually as of the first day of the fiscal fourth quarter (i.e., October 1) or, as prescribed in ASC 350, when indications of potential impairment exist.

The discounted cash flow approach requires management to make certain assumptions based upon information available at the time the valuations are performed. Actual results could differ from these assumptions. Redwire’s management believes the assumptions used are reflective of what a market participant would have used in calculating fair value considering current economic conditions.

Additional risks for goodwill across all reporting units include, but are not limited to:

•	our failure to reach our internal forecasts could impact our ability to achieve our forecasted levels of cash flows and reduce the estimated discounted value of our reporting units;

•	adverse technological events that could impact our performance;

•	volatility in equity and debt markets resulting in higher discount rates; and

•	significant adverse changes in the regulatory environment or markets in which we operate.

It is not possible at this time to determine if an impairment charge would result from these factors. We will continue to monitor our goodwill for potential impairment indicators in future periods.

Intangible Assets

Identifiable finite-lived intangible assets, including technology, trademarks, and customer relationships, have been acquired through the Company’s various business combinations. The fair value of the acquired trademarks, technology, and customer relationships has been estimated using various underlying judgments, assumptions, and estimates. Potential changes in the underlying judgments, assumptions, and estimates used in our valuations of acquired intangible assets could result in different estimates of the future fair values. A potential increase in discount rates, a reduction in projected cash flows or a combination of the two could lead to a reduction in estimated fair values, which may result in impairment charges that could materially affect our financial statements in any given year. The approaches used for determining the fair value of finite-lived technology, trademarks and customer relationships acquired depends on the circumstances; the Company has used the income approach (within the income approach, various methods are available such as multi-period excess earnings, with and without, incremental and relief from royalty methods). Within each income approach method, a tax amortization benefit is included, which represents the tax benefit resulting from the amortization of that intangible asset depending on the tax jurisdiction where the intangible asset is held.

Finite-lived intangible assets are reported at cost, net of accumulated amortization, and are either amortized on a straight-line basis over their estimated useful lives or over the period the economic benefits of the intangible asset are consumed. Significant judgment is also required in assigning the respective useful lives of intangible assets. Our assessment of intangible assets that have a finite life is based on a number of factors including the competitive environment, market share, brand history, underlying product life cycles, attrition rate, operating plans, cash flows (i.e., economic life based on the discounted and undiscounted cash flows), future usage of intangible assets and the macroeconomic environment. The costs of finite-lived intangible assets are amortized to expense over the estimated useful life.

Contingent Consideration

We record contingent consideration resulting from a business combination at its fair value on the acquisition date. The fair value of any contingent consideration is calculated considering the probability of occurrence of an earnout payment. The fair value of contingent consideration is estimated using the Black-Scholes options pricing model, which uses assumptions such as a risk-free interest rates, discount rates and volatility rates.

Revenue Recognition

The recognition and measurement of revenue requires the use of judgments and estimates. Specifically, judgment is used in interpreting complex arrangements with nonstandard terms and conditions and determining when all criteria for revenue recognition have been met. The Company’s revenues are derived from the sales of products and services.

The Company engages in long-term contracts for production and service activities and recognizes revenue for performance obligations over time. The Company’s contracts generally do not contain penalties, credits, price concessions or other types of potential variable consideration. Prices are fixed at contract inception and are not contingent on performance or any other criteria. Revenue is recognized over time (versus point in time recognition), due to the fact that the Company’s performance creates an asset with no alternative use to the Company and the Company has an enforceable right to payment for performance completed to date. The Company considers the nature of these contracts and the types of products and services provided when determining the proper accounting for a particular contract. These contracts include both fixed-price and cost reimbursable contracts. The Company’s cost reimbursable contracts typically include cost-plus fixed fee and time and material (“T&M”) contracts. The portion of the payments retained by the customer or advance payment is not considered a significant financing component because it is used to facilitate inventory demands at the onset of a contract and to safeguard the Company from the failure of the other party to abide by some or all of their obligations under the contract.

The Company recognizes revenue over time using the cost-to-cost method to measure progress. Under the cost-to-cost method, revenue is recognized based on the proportion of total costs incurred to estimated total costs-at-completion (“EAC”). An EAC includes all direct costs and indirect costs directly attributable to a program or allocable based on our program cost pooling arrangements. Estimates regarding the Company’s cost associated with the design, manufacture and delivery of products and services are used in determining the EAC. Changes in EAC are applied retrospectively and when adjustments in estimated contract costs are identified, such revisions may result in current period adjustments to earnings applicable to performance in prior periods. In accordance with the guidance in ASC 805, contracts recognized under the cost-to-cost method were reset as of the date of acquisition to calculate prospective periods using the contract value and estimated costs to complete as of the acquisition date rather than the contract value and estimated costs to complete since inception of the contract. For T&M contracts, the Company recognizes revenue reflecting the number of direct labor hours expended in the performance of a contract multiplied by the contract billing rate, as well as reimbursement of other direct billable costs.

Our cost estimation process is based on the professional knowledge of our engineering, program management and financial professionals and draws on their significant experience and judgment. We prepare EACs for our contracts and calculate estimated revenues and costs over the life of our contracts. Accounting for long-term contracts requires significant judgment relative to estimating total contract revenues and costs, in particular, assumptions relative to the amount of time to complete the contract, including the assessment of the nature and complexity of the work to be performed. The Company’s estimates are based upon the professional knowledge and experience of its engineers, program managers and other personnel, who review each long-term contract monthly to assess the contract’s schedule, performance, technical matters and estimated cost at completion. Changes in estimates are applied retrospectively for contracts executed after the date of acquisition and are applied via the ASC 805 reset method described above for contracts existing at the date of acquisition. When adjustments in estimated contract costs are identified, such revisions may result in current period adjustments to earnings applicable to performance in prior periods.

Factors considered in these estimates include our historical performance, the availability, productivity and cost of labor, the nature and complexity of work to be performed, availability and cost of materials, components and subcontracts, the risk and impact of delayed performance and the level of indirect cost allocations.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows to which the asset relates is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value. No such impairment charges were recognized during the periods presented.

Using a discounted cash flow method involves significant judgment and requires the Company to make significant estimates and assumptions, including long-term projections of cash flows, market conditions and appropriate discount rates. Judgments are based on historical experience, current market trends, consultations with external valuation specialists and other information. If facts and circumstances change, the use of different estimates and assumptions could result in a materially different outcome. The Company generally develops these forecasts based on recent sales data for existing products, acquisitions, and estimated future growth of the market in which it operates.

Income Taxes

Significant judgments are required in order to determine the realizability of tax assets. In assessing the need for a valuation allowance, we evaluate all significant available positive and negative evidence, including historical operating results, estimates of future sources of taxable income, carry-forward periods available, the existence of prudent and feasible tax planning strategies and other relevant factors. The Company recognizes a tax benefit only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement.

Equity-Based Compensation

2011 Equity Incentive Plan

Prior to June 22, 2020 the Predecessor maintained a plan to provide a performance incentive and to encourage stock ownership by employees, officers and directors of the Predecessor (the “2011 Equity Incentive Plan”). Under the 2011 Equity Incentive Plan, incentive stock options (“ISOs”) could only be granted to employees, while non-qualified stock options (“NQSOs”) could be granted to employees, officers and directors of the Predecessor. The Predecessor recognized the equity-based compensation cost related to the 2011 Equity Incentive Plan over the requisite service period using the straight-line attribution method.

The fair value of the awards for which equity-based compensation cost was recognized under the 2011 Equity Incentive Plan was estimated using the Black-Scholes options pricing model, which uses assumptions such as a risk-free interest rates, discount rates and volatility rates. The historical volatility used in the determination of the fair value of the ISOs and NQSOs was based on analysis of the historical volatility of guideline public companies and factors specific to the Predecessor.

Predecessor Promissory Notes

Between 2014 and 2017, the Predecessor extended loans to certain key management personnel for the purchase of Predecessor shares (the “Predecessor Promissory Notes”). The Predecessor Promissory Notes were secured by the underlying shares and were nonrecourse to the respective debtor’s personal assets. The Predecessor Promissory Notes carried interest at between 1.85% and 1.91% per annum, and were expected to mature between April 2020 and June 2023 or earlier upon the occurrence of certain events specified in the Predecessor Promissory Notes. The Predecessor Promissory Notes represent in-substance ISOs for purposes of equity-based compensation cost recognition.

The fair value of the awards for which equity-based compensation cost was recognized under the Predecessor Promissory Notes was estimated using the Black-Scholes options pricing model, which uses assumptions such as a risk-free interest rates, discount rates and volatility rates. The Black-Scholes options pricing model for the Predecessor Promissory Notes also assumed the amount of nonrecourse principal and interest that is considered part of the exercise price of the in-substance ISOs. The historical volatility used in the determination of the fair value of the in-substance ISOs was based on analysis of the historical volatility of guideline public companies and factors specific to the Predecessor.

Class P Unit Incentive Plan

Holdings adopted a written compensatory benefit plan (the “Class P Unit Incentive Plan”) to provide incentives to existing or new employees, officers, managers, and directors of the Company or its subsidiaries in the form of Class P Units (“Incentive Units”). The Class P Unit Incentive Plan, among other things, established the ownership of Incentive Units in Holdings and defined the distribution rights and allocations of profits and losses associated with those Incentive Units. Incentive Units have a participation threshold of $1.00 and are divided into three tranches (“Tranche I,” “Tranche II” and “Tranche III”). Tranche I, Tranche II and Tranche III Incentive Units are subject to performance-based, service-based and market-based conditions.

Equity-based compensation for awards with performance conditions is based on the probable outcome of the related performance condition. The vesting of the Incentive Units is contingent on the sale of Holdings or a liquidity event. As such events are not considered probable until they occur, recognition of equity-based compensation cost for the Incentive Units is deferred until the sale of Holdings or a liquidity event occurs. Once the event occurs, unrecognized compensation cost associated with the performance-vesting Incentive Units (based on their grant date fair value) will be recognized based on the portion of the requisite service period that has been rendered.

For the Incentive Units granted in fiscal 2020, the Company used a market approach, specifically the subject company transaction method (the “Backsolve” method) considering the price paid by the investors of the Class A common units, representing the most reliable indication of value. The Black-Scholes option pricing model was used to allocate the equity value to different classes of equity, with inputs for unit value of the expected term to exit, risk-free rate, expected volatility, exercise price (including vesting conditions), and a discount for lack of marketability in the valuation of the Incentive Units.

On March 24, 2021, Holdings amended the Class P Unit Incentive Plan so that the Tranche I and the Tranche III Incentive Units will immediately become fully vested, subject to continued employment or provision of services, upon the closing of the transaction stipulated in the Merger Agreement. Holdings also amended the Class P Unit Incentive Plan so that the Tranche II Incentive Units will vest on any liquidation event, as defined in the Class P Unit Incentive Plan, rather than only upon consummation of the sale of Holdings, subject to the market-based condition stipulated in the Class P Unit Incentive Plan prior to its amendment. As of March 24, 2021, there was approximately $27.94 million of unrecognized compensation costs related to Incentive Units.

The unrecognized compensation cost for Incentive Units as of December 31, 2020 ($1.9 million) was based on a valuation performed as of October 22, 2020, the grant date of the awards. As of October 22, 2020, there was not an expectation that Cosmos Intermediate would merge with the Company.

On March 24, 2021 the Class P Unit Incentive Plan was amended, resulting in Cosmos Intermediate performing an analysis to assess the impact of this modification. The calculated fair value of the Class P Incentive Units as of March 24, 2021 was determined to be $27.94 million which was higher than the original grant date fair value. The primary factor contributing to the increase in the units’ fair value was the expectation that Cosmos Intermediate would merge with GPAC as the Merger Agreement was executed on March 25, 2021. The valuation as of October 22, 2020 was based on the total invested capital into Cosmos Intermediate of $56 million at the time of the valuation and did not contemplate a potential exit transaction involving a special purpose acquisition vehicle. The valuation performed as of March 24, 2021 factored in the value of the consideration Redwire expects to receive outlined in the Merger Agreement. Other assumption changes in the March 24, 2021 valuation compared to the October 22, 2020 valuation included an expected shorter time until exit, lowered volatility, and lower discount for lack of marketability, which contributed to a higher estimated fair value of the Class P Incentive Units.